EXHIBIT 10.6

     EMPLOYMENT AGREEMENT BETWEEN QUOTEMEDIA.COM, INC. AND DAVID M. SHWORAN

November 13,2002

Mr. Dave Shworan
Suite 202-166 Corfield
St. Parksville, BC V9P 2H5

Dear Dave,

REFERENCE: EMPLOYMENT CONTRACT

This letter outlines your employment contract as President/CEO of QuoteMedia.com Inc. As President/CEO you will provide overall leadership to the company. In your role, and as a condition precedent to this contract, you agree to arrange for Bravenet Services Inc. to invest $240,000 US in a QuoteMedia Private Placement ($40,000 for each of six months commencing November 12, 2002 at a offering price of $.05/share):

     1.   COMMENCEMENT DATE: November 15,2002

     2. TERM OF AGREEMENT: This agreement will be for a two-year period renewable based on both parties agreement. You may terminate this agreement at any time upon providing 4 weeks notice, however if you terminate this contract prior to the conclusion of the first year, you will be subject to the provisions contained in paragraph 10 herein entitled "Retractable Warrants".

     3. REMUNERATION: Salary to be paid for your position will be determined in the future. However, the salary will not be payable or accrued until such time as the company can afford to pay it.

     4. SIGNING BONUS: A signing bonus of 4,000,000 warrants at $.05, with an expiry date of 5 years and vested upon commencement of employment will be given to you. The warrants will be issued as per the standard company policy of "net exercise" pricing. This warrant bonus will be subject to the section on "Retractable Warrants " under this agreement.
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     5.   NET EXERCISE PRICING OF WARRANTS: Warrant holder may execute a "net exercise" pricing award whereby the Company agrees to simultaneously buy back shares of Common stock issueable upon such exercise at the prevailing market price (closing market price on day of exercise) in the amount of the exercise payment required to be paid by the Warrant holder (warrants exercised multiplied by warrant award price). Once the company has netted out by way of stock buyback the amount owing to it for warrants, the net balance of stock owing the holder will be issued in common shares.

     6. PERFORMANCE AWARD: The company will issue you warrants as per Schedule "A" at a price of $.05 with an expiry date of 5 years and they will vest according to achievement of the thresholds outline in Schedule "A". These warrants will be issued as per the standard company policy of "net exercise" pricing. This warrant award will be subject to the section on "Retractable Warrants" under this agreement.

     7. BUSINESS EXPENSES: The Company will reimburse you for all reasonable out of pocket business expenses when the company's cash position makes it feasible to do so. These expenses will be signed off by the Chairman of the Board.

     8. INDEMNIFICATION: The Company will put in place Director's and Officer's Liability insurance when the company has the ability to pay for such a policy. Further, the company will take action at the Board meeting approving your appointment to give you a company indemnification from all legal actions, which may develop prior to your appointment as an Officer and Director of the Company.

     9. DIRECTORSHIP: The Company will appoint you to the Board of Directors of the company and submit your name for formal ratification at the next Shareholders meeting or Consent Resolution approval.

     10. RETRACTABLE WARRANTS: If you leave the employment of the company during the first year of this contract you will only be vested with a prorated share of the 4,000,000 warrants awarded to you as a signing bonus based on a 12 month formula, commencing November 15,2002.

     11.  SPECIAL VESTING CONDITIONS: If the Company successfully sells for
          $1.00 or more per share fully diluted or if the Company undergoes a takeover for $1.00 or more per share fully diluted, you will be vested with all outstanding warrants not yet vested with you according to performance chart in Schedule "A".
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If this offer of employment is acceptable, please confirm your acceptance to the terms by signing below.


Sincerely yours,
QuoteMedia.com Inc.

/s/ Robert J. Thompson
----------------------
R. J. Thompson
Chairman of the Board


Terms of employment agreed to and accepted this 13th day of November 2002.

/s/ David M. Shworan
----------------------
Dave Shworan
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                                  SCHEDULE "A"

                      PERFORMANCE AWARD OF WARRANTS SUMMARY


MONTHLY NET REVENUE TARGETS (1)             WARRANTS AWARDED
-------------------------------             ----------------

$40,000                                        3,000,000
$60,000                                        1,000,000
$250,000                                       1,000,000
$750,000                                       1,000,000


SHARE PRICE TARGETS (2)                     WARRANTS AWARDED
-----------------------                     ----------------

$.50/share                                     1,000,000
$.75/share                                     1,000,000
$1.00/share                                    3,000,000
$1.50/share                                    2,000,000
$2.00/share                                    3,000,000

(1) Notes:

     -    Net Revenue is defined as Gross Revenue less user exchange fees.
     -    All numbers are expressed in US dollars.
     - All award levels are based on sustaining an average of the target level over a three-month period. The award will not vest until a three-month average of a target level is achieved.

(2) Notes:

     - Share price levels are as per the closing price of QuoteMedia's stock each day.
     -    All numbers are express in $US dollars.
     - All award levels are based on sustaining an average of the target level over a one-month period. The award will not vest until a one-month average of a target level is achieved